Exhibit 99

National Lampoon, Inc. Announces Resignation of Paul Skjodt as a Director

LOS ANGELES--(BUSINESS WIRE)--December 26, 2008--National Lampoon, Inc. (NYSE Alternext US: NLN) announced today that on December 19, 2008 Paul Skjodt resigned as a director and on December 22, 2008 David Tornek was appointed to fill the vacancy created by Mr. Skjodt’s resignation.

Mr. Tornek graduated from Metropolitan State College in Denver, Colorado in 1983 with a bachelor of science degree in accounting and the following year he was licensed as a CPA in Colorado. During college he worked for Cohen and Cohen, a Denver accounting firm, doing basic accounting and audit support. In 1985, Mr. Tornek joined the accounting firm of Smith, Brooks and Bolshoun, which specialized in providing accounting services to clients in the hospitality and construction industries, where he continued doing auditing, tax, and business accounting as the accounting manager. Mr. Tornek remained with Smith, Brooks and Bolshoun until 1991, when he joined Century Management Group, a privately owned company that owned and managed restaurants and nightclubs as well as real estate holdings, as its chief financial officer. In 1995 he became a partner of Century Management Group and also became its chief operating officer in addition to continuing to provide services as its chief financial officer.

Century Management Group expanded to Florida in 2000 and Mr. Tornek managed the company’s operations in Colorado and in Florida. In 2000 Mr. Tornek also opened his first restaurant, Touch Restaurant, in Miami Beach, Florida. Mr. Tornek left Century Management Group in 2004 and in 2005 started Touch Catering with his partner, Sean Brasel. In 2007 Mr. Tornek successfully launched his second catering business, Kosher Touch Catering. In November, 2008 Mr. Tornek launched his second restaurant in Miami Beach called Meat Market Steakhouse.

CONTACT:
National Lampoon, Inc.
Timothy S. Durham, 310-474-5252